EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated January 27, 2017 with respect to the Class A Common Stock, par value $.01 per share, of Albany International Corp. (the “Statement”) is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Statement and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 27th day of January, 2017.

January 27, 2017	January 27, 2017
Date	Date

/s/ John C. Standish	/s/ Christine L. Standish
John C. Standish	Christine L. Standish

J. S. STANDISH COMPANY

Date: January 27, 2017

By	/s/ Christine L. Standish
Christine L. Standish
CEO

STANDISH FAMILY HOLDINGS, LLC

Date: January 27, 2017

By	/s/ Christine L. Standish
Christine L. Standish
CEO – J. S. Standish Company Manager

Page 12 of 12 pages